Exhibit 99.1

Contact:	Marc Grossman	Atish Shah
	Sr. VP – Corporate Affairs	VP – Investor Relations
	Hilton Hotels Corporation	Hilton Hotels Corporation
	(310) 205-4030 phone	(310) 205-8664 phone
	marc_grossman@hilton.com	atish_shah@hilton.com

HILTON REPORTS STRONG THIRD QUARTER 2006 RESULTS

Beverly Hills, Calif., October 31, 2006 – Hilton Hotels Corporation (NYSE:HLT) today reported financial results for the third quarter and nine months ended September 30, 2006.  Third quarter highlights compared to third quarter 2005 are as follows:

•                                          Recurring diluted EPS of $.31 vs. $.22 in 2005, an increase of 41%.

•                                          Total company Adjusted EBITDA of $440 million, up 58%.

•                                          Pro forma worldwide comparable owned RevPAR increased 9.8% driven by strong rate increases and high demand in most major markets.  Pro forma worldwide comparable owned margins improved 70 basis points.

•                                          Fees up 47% to $175 million on strong RevPAR and unit growth and the favorable impact of the Hilton International acquisition.

•                                          Timeshare profitability up 17%

Hilton reported third quarter 2006 net income of $117 million compared with $89 million in the 2005 quarter.  Diluted net income per share was $.29 in the 2006 third quarter, versus $.22 in the 2005 period.

- more -

On a recurring basis, diluted EPS was $.31 in the 2006 third quarter, versus $.22 in the 2005 period.  In total, non-recurring items adversely impacted the 2006 quarter by approximately $.02 per share as follows:

•                                          $12 million pre-tax charge ($.02 per share) to increase a guarantee reserve for one managed hotel (included in other operating expenses);

•                                          $10 million pre-tax loss ($.02 per share) on foreign currency transactions;

•                                          $13 million pre-tax gain ($.02 per share) on asset sales and other items

The company reported third quarter 2006 total operating income of $315 million (a 55 percent increase from the 2005 quarter), on total revenue of $2.207 billion (a 100 percent increase from $1.102 billion in the 2005 quarter).  Total company earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) were $440 million, an increase of 58 percent from $279 million in the 2005 quarter.

Owned Hotel Results

Continued strong demand trends and pricing power resulted in high single digit or double digit average daily rate (ADR) increases at many of the company’s gateway hotels around the world.  Business transient, group and leisure segments each showed significant ADR improvement.

Across all brands, revenue from the company’s owned hotels (majority owned and controlled hotels) was $649 million in the third quarter 2006, a 33 percent increase from $489 million in the 2005 quarter.  Total owned hotel expenses were up 33 percent in the quarter to $464 million.

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On a pro forma basis, as if the acquisition of Hilton International (HI) had occurred January 1, 2005, comparable North America (U.S.) owned revenue and expenses increased 5.9 percent and 5.8 percent, respectively.  Pro forma comparable revenue growth in the quarter was significantly impacted by disruptions due to renovations.  The pro forma comparable expenses were impacted by higher insurance and marketing costs.

On a pro forma basis, revenue-per-available-room (RevPAR) from comparable North America (N.A.) owned hotels increased 7.4 percent (120 percent rate driven.)  Pro forma comparable N.A. owned hotel occupancy decreased 1.2 points to 82.7 percent, while ADR increased 8.9 percent to $194.34.  Particularly strong RevPAR growth was reported at the company’s owned hotels in Boston, Chicago, and New York.  RevPAR growth at the Waldorf=Astoria in New York and the Hilton Hawaiian Village was significantly impacted by renovation disruptions.  Excluding the impact of the renovation disruptions, pro forma RevPAR from comparable N.A. owned hotels would have increased approximately 8.4 percent.  Food and beverage business at both properties undergoing renovations was also adversely impacted due to group business disruptions.

Comparable N.A. owned hotel margins in the third quarter increased 10 basis points to 29.0 percent.  The aforementioned renovation disruptions and higher insurance and marketing costs impacted margins by approximately 190 basis points.

Pro forma comparable international owned revenue and expenses increased 15.4 percent and 11.2 percent, respectively.  Pro forma RevPAR from international comparable owned hotels increased 17.5 percent (68 percent rate driven.)  Occupancy increased 3.9 points to 75.2 percent, while ADR increased 11.3 percent to $145.79.  Strong results were reported in London, Dresden, Zurich, and Paris.  Excluding the impact of foreign exchange, RevPAR from international comparable owned hotels increased 12.5 percent.  Pro forma comparable international owned margins improved 270 basis points to 27.9 percent.

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On a worldwide basis, pro forma comparable owned RevPAR increased 9.8 percent (92 percent rate driven,) with margins increasing 70 basis points to 28.6 percent.  Excluding the impact of foreign exchange, worldwide pro forma comparable owned RevPAR increased 8.6 percent.

Leased Hotels

Revenue from leased hotels was $679 million in the third quarter 2006 compared to $28 million in the 2005 quarter, while leased hotel expenses were $578 million in the current quarter versus $24 million last year.  The EBITDAR-to-rent coverage ratio was 1.7 times in the quarter.

Pro forma comparable leased revenue increased 9.9 percent, leased expenses increased 8.5 percent and margins increased 110 basis points to 15.2 percent.  RevPAR from comparable leased properties increased 12.1 percent.  Excluding the impact of foreign exchange, RevPAR from comparable leased hotels increased 8.1 percent.

System-wide RevPAR; Management/Franchise Fees

All of the company’s brands reported significant system-wide RevPAR increases, with particularly strong gains in ADR.  On a system-wide basis (including owned, leased, managed and franchised properties) and pro forma as if the acquisition of Hilton International had occurred January 1, 2005, the company’s brands showed third quarter RevPAR gains as follows: Conrad, 13.4 percent; Hilton, 9.8 percent; Doubletree, 9.5 percent; Scandic, 9.0 percent; Embassy Suites, 8.3 percent; Hampton, 7.6 percent; Hilton Garden Inn, 7.4 percent; and Homewood Suites by Hilton, 6.3 percent.

Management and franchise fees increased 47 percent in the third quarter to $175 million, benefiting from RevPAR gains, the addition of new units, and the acquisition of HI.

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Brand Development/Unit Growth

In the third quarter, the company added 60 properties and 8,070 rooms to its system as follows: Hampton Inn, 29 hotels and 2,849 rooms; Doubletree, 7 hotels and 1,839 rooms; Hilton, 8 hotels and 1,584 rooms; Homewood Suites by Hilton, 10 hotels and 976 suites; Hilton Garden Inn, 6 hotels and 774 rooms; Hilton Grand Vacations Company, 48 units.

Twenty-six properties and 4,186 rooms were removed from the system during the quarter.

During the third quarter, the company added new full-service hotels in Evian, France; Palermo, Italy; Baton Rouge; Annapolis; Baltimore; London (at Tower Bridge;) and the Seychelles.  The company also announced future openings in Moscow, Russia and Bogota, Columbia.  During the quarter, the company celebrated its 1,000th opening since the 1999 acquisition of Promus Hotels at the Embassy Suites Fort Myers/Estero, Florida.  In addition, during the quarter the company opened one Hilton Garden Inn in Germany and, early in the fourth quarter, one in Italy – the first properties in Europe for the brand.

On October 30, the company announced plans for a 360-room Doubletree Hotel in Tianjin, China’s fourth largest city, marking Doubletree’s initial entry into the China market.

At September 30, 2006, the Hilton worldwide system consisted of 2,895 properties and 496,504 rooms.  The company’s current development pipeline is its biggest yet, and the largest for any U.S.-based hotel company, with more than 775 hotels and 110,000 rooms at September 30, 2006.  Approximately 90 percent of the hotels in the current development pipeline are in the Americas (U.S., Canada, Mexico and South America) though international development is expected to comprise an increasingly larger percentage of the company’s development pipeline over the next two years.

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Hilton Grand Vacations

Hilton Grand Vacations Company (HGVC), the company’s vacation ownership business, reported a 17 percent increase in profitability in the third quarter of 2006 compared to 2005, due primarily to a 6 percent increase in average unit sales price and a 2 percent increase in unit sales.

HGVC had third quarter revenue of $152 million, a 7 percent increase from $142 million in the 2005 quarter.  Expenses were $111 million in the third quarter, compared with $107 million in the 2005 period.

Distribution

Hilton reported that its proprietary websites collectively rank as one of the largest revenue-generating commercial/retail websites in the world, excluding those that generate advertising revenue.  In the third quarter, reservations booked through Hilton’s websites increased 39 percent.  For the nine-month period ended September 30, 2006, reservations booked through Hilton’s websites increased 33 percent.

Over the last five years, the share of reservations booked through Hilton’s websites has grown from 9 percent of total reservations to 17 percent of total reservations, making it the largest central distribution channel for the company.  Annual revenue booked through the company’s proprietary websites has grown from $709 million to $2.5 billion over the period.  The share of reservations booked by third party online agencies has remained flat at 3 percent over the period.

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Asset Dispositions

Hilton noted that it intends to begin marketing for sale the following five hotels located in the U.S.:  the 599-room Hilton Boston Logan, the 504-room Hilton Atlanta Airport, the 317-room Hilton New Orleans Airport, the 219-room Embassy Suites Memphis and the 140-room Homewood Suites Memphis.

Additionally, the company recently began marketing for sale the following two hotels:  the 1,119-room Hilton Washington and the 251-room Hilton Caledonian located in Edinburgh, Scotland.

As previously announced, during the third quarter the company completed the sale of the LivingWell standalone health club system, five Canadian hotels, and the Drake Hotel leasehold in Chicago.  Additionally, during the third quarter, the company announced that it began marketing for sale 10 hotels in continental Europe.  Hilton also announced in the quarter that it is exploring strategic alternatives for the Scandic brand, a system of 129 hotels and 22,800 rooms, including the possible sale of all or part of the business.

Earlier this month, the company announced the exchange of contracts to sell two hotels located in the U.K., the 1,054-room Hilton London Metropole and the 794-room Hilton Birmingham Metropole, for £417 million.  The sale is expected to close by year-end, with the company retaining management of both hotels under long-term contracts.

Corporate Finance

At September 30, 2006, Hilton had total debt of $7.8 billion (net of $505 million of debt and capital lease obligations resulting from the consolidation of certain joint venture entities and a managed hotel, which is non-recourse to Hilton.)  Of the $7.8 billion, approximately 58 percent is floating rate debt.  Total cash and equivalents (including restricted cash of $265 million) were approximately $379 million at September 30, 2006.

The company’s average basic and diluted share counts for the third quarter were 386 million and 420 million, respectively.  Hilton’s debt currently has an average life of 6.1 years, at an average cost of approximately 6.5 percent.

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Hilton’s effective tax rate in the third quarter 2006 was 31.2 percent.   The reduction in effective rate is due to the company’s ability to utilize more foreign tax credits resulting primarily from the sale of five Canadian hotels.

Total capital expenditures in the third quarter were $147 million, including $20 million for timeshare development.

Nine-Month Results

For the nine-month period ended September 30, 2006, Hilton reported net income of $365 million, compared to $355 million in the 2005 period.  Diluted net income per share was $.89 versus $.87 in the 2005 period.  Non-recurring items benefited the 2006 nine-month period by $.07 per share, versus $.23 per share benefit in the 2005 nine-month period.  On a recurring basis, EPS was $.82 versus $.64 in the 2005 period, an increase of 28 percent.  Operating income for the nine months was $916 million (compared with $612 million in the 2005 period) on revenue of $5.930 billion (compared with $3.354 billion in the 2005 period.)  For the 2006 nine-month period, when compared to the same period last year, total company Adjusted EBITDA increased 45 percent to $1.257 billion.  The company’s effective tax rate for the nine-month period was 35 percent.

2006 Outlook

The company provided the following updated estimates for full-year 2006:

Total revenue:	$8.14 billion range
Total Adjusted EBITDA:	$1.74 billion range
Total operating income:	$1.28 billion range
Pro forma comparable N.A. owned RevPAR growth:	Approx. 9%
Pro forma comparable worldwide owned RevPAR growth:	Approx. 9%
Pro forma comparable N.A. owned margin growth:	flat
Pro forma comparable worldwide owned margin growth:	50 basis points range

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Pro forma comparable leased RevPAR growth:	Approx. 7.5%
Pro forma comparable leased margin growth:	80 basis points range
Management and franchise fee growth:	Approx. 50%
Timeshare profitability growth:	Approx. 20%
Effective tax rate:	Approx. 35.5%
Diluted earnings per share:	Approx. $1.27
Recurring diluted EPS:	Approx. $1.15

The company’s 2006 guidance excludes the impact of the expected sale of the two aforementioned Hilton Metropole hotels and other future asset sales.  In addition, the company’s 2006 diluted EPS guidance includes a benefit of approximately $.05 per share from the sale of its interest in a joint-venture hotel early in the fourth quarter, including a pre-tax gain on the investment of approximately $23 million and a contract termination fee of approximately $11 million.  These gains are excluded from recurring diluted EPS.

The company expects that renovation disruptions will not negatively impact results during the fourth quarter of 2006.

Total capital spending in 2006 is expected to be approximately $850 million as follows: approximately $240 million for routine improvements, $305 million for hotel renovation or special projects, and $305 million for timeshare projects.

The company expects to add approximately 225 hotels and 36,000 rooms to its system in 2006.

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Preliminary 2007 Outlook

The company noted that it is in the preliminary stages of its budgeting process for 2007.  However, based on its expectations of continuing strong demand trends, the following preliminary estimates for full-year 2007 were provided:

Management and franchise fee growth:	15% range
Pro forma comparable worldwide owned hotel RevPAR growth:	Approx. 7-9%
Pro forma comparable worldwide owned hotel margin growth:	125-175 bps
Pro forma comparable worldwide leased hotel RevPAR growth:	Approx. 4-5%
Pro forma comparable worldwide leased hotel margin growth:	30-70 bps
Effective tax rate:	Approx. 38%

The 2007 guidance includes the impact of asset sales completed through October 2006, assumes the sale of the two aforementioned Hilton Metropole hotels by year-end 2006, and includes the anticipated impact of renovation disruptions at the Hilton Hawaiian Village, Waldorf=Astoria, and Hilton New York.  The 2007 guidance excludes the impact of additional asset sales and other potential transactions.

The company expects to add approximately 250 hotels and 35,000 rooms to its system in 2007.

10

The company noted the following additional factors that are expected to impact earnings per share growth in 2007:

•                  Reported earnings growth in 2007 is expected to be impacted by the timing of the HI acquisition.  Results in 2006 include HI from the February 23, 2006 acquisition date.  Had the acquisition been completed on January 1, 2006, expected full-year 2006 results would have been reduced by approximately $.05 per share.  During the period January 1 to February 23, 2006 the pro forma fixed costs associated with the HI acquisition significantly exceeded HI’s operating performance due to the seasonally weak business environment of the period.

•                  The company’s timeshare business, which anticipates continued strong unit sales and unit price increases in 2007, is expected to be negatively impacted, from a reporting standpoint, by percentage-of-completion accounting associated with new projects.  The net change attributable to percentage-of-completion accounting between 2006 and 2007 is expected to total approximately $65 million pre-tax, or $.10 per share.  As a result, reported timeshare profits in 2007 are expected to decline approximately 25%.  The company expects the impact of percentage-of-completion accounting on 2007 results to reverse in 2008.

Total capital spending in 2007 is expected to be approximately $920 million as follows:  approximately $320 million for routine improvements and technology, approximately $315 million for timeshare projects and approximately $285 million for hotel renovation or special projects.  To the extent the company completes asset sales beyond those completed through October 2006 and the two aforementioned Hilton Metropole hotels scheduled to close by year-end 2006, capital expenditures would decrease.

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“The fundamentals of our business worldwide continue to be very strong, as evidenced by the significant RevPAR growth, management and franchise fee increases and timeshare growth we experienced in the third quarter,” said Stephen F. Bollenbach, co-chairman and chief executive officer of Hilton Hotels Corporation.  “Our largest U.S. markets are exhibiting the strongest demand, including New York, Hawaii and Chicago.  We are particularly pleased with the performance of our hotels in the United Kingdom – where London is especially robust – Ireland, Continental Europe, and Latin America/Caribbean; all of these international regions saw double-digit RevPAR gains in the quarter.”

Mr. Bollenbach continued:  “Our franchising and management business is booming, both as a result of RevPAR increases and the addition of new units.  As we continue moving our company to more of a fee-based business, our ability to grow our global system more rapidly and in more countries than our competitors will be a key component in our success going forward.  As it is, we have more hotels in development in the U.S. than any other lodging company.  Timeshare continues to be very profitable as we experience strong sales and develop exciting new projects in our key markets of Hawaii, Las Vegas, Orlando and New York City.

“The strategic focus of our company for the remainder of 2006 and into 2007 – in addition to continuing operating our business effectively and efficiently on a daily basis – is facilitating our shift to a more fee-based model by bringing our mid-scale brands to new markets around the world while continuing our successful asset disposition program,” Mr. Bollenbach said.  “We are in active discussions with potential owners in many of the world’s hottest growth markets and have already introduced Hilton Garden Inns in Germany and Italy and announced plans for Doubletrees in Thailand and China.  In terms of asset sales, we are finding tremendous interest in both the U.S. and Europe for hotels that we currently own, and look forward to continuing the level of success we’ve had in this area the last two years.”

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Mr. Bollenbach added:  “Another of our strategic priorities going forward is the re-ignition of our flagship Hilton brand.  The programs we have initiated to date – including property improvements, more aggressive marketing and a continuing commitment to be the industry leader in the development and use of technology – have combined to enhance the profile and customer loyalty at the world’s most well-known hotel brand.  It is tending to the product and service basics of our business – along with our global brand development program – that will keep Hilton at the forefront of our industry.”

In conclusion, Mr. Bollenbach said:  “It is our expectation that the fundamentals of the lodging business will remain strong for the rest of this year and into 2007, and that this environment, coupled with a worldwide demand for highly regarded hotel brands, will benefit our customers, shareholders, team members and hotel owners going forward.”

#  #  #

Note:  This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning anticipated future events and expectations that are not historical facts.  The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions; supply and demand changes for hotel rooms; competitive conditions in the lodging industry, relationships with clients and property owners; the impact of government regulations; changes in foreign currency exchange rates; and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

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HILTON HOTELS CORPORATION
Financial Highlights (Unaudited)

(in millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30			September 30
	2005	2006	% Change	2005	2006	% Change
Revenue
Owned hotels	$489	$649	33%	$1,559	$1,838	18%
Leased hotels	28	679	—	87	1,616	—
Management and franchise fees	119	175	47	338	502	49
Timeshare and other income	155	178	15	457	606	33
	791	1,681	113	2,441	4,562	87
Other revenue from managed and franchised properties	311	526	69	913	1,368	50
	1,102	2,207	100	3,354	5,930	77
Expenses
Owned hotels	350	464	33	1,117	1,321	18
Leased hotels	24	578	—	77	1,380	—
Depreciation and amortization	70	118	69	228	321	41
Impairment loss and related costs	—	—	—	7	—	—
Other operating expenses	128	177	38	366	545	49
Corporate expense	25	43	72	75	130	73
	597	1,380	131	1,870	3,697	98
Other expenses from managed and franchised properties	311	527	69	907	1,360	50
	908	1,907	110	2,777	5,057	82

Operating income from unconsolidated affiliates	9	15	67	35	43	23

Operating income	203	315	55	612	916	50

Interest and dividend income	6	7	17	14	22	57
Interest expense	(66)	(136)	106	(196)	(371)	89
Net interest from unconsolidated affiliates and non-controlled interests	(6)	(12)	100	(19)	(34)	79
Net (loss) gain on foreign currency transactions	—	(10)	—	—	10	—
Net gain on asset dispositions and other	4	13	—	76	36	(53)
Loss from non-operating affiliates	(4)	(4)	—	(13)	(12)	(8)
Income before taxes and minority and non-controlled interests	137	173	26	474	567	20
Provision for income taxes	(47)	(54)	15	(108)	(198)	83
Minority and non-controlled interests, net	(1)	(2)	100	(11)	(4)	(64)
Net income	$89	$117	31%	$355	$365	3%

Net income per share (1)
Basic	$.23	$.30	30%	$.93	$.95	2%
Diluted	$.22	$.29	32%	$.87	$.89	2%

Average shares - basic	381	386	1%	383	385	1%
Average shares - diluted	415	420	1%	417	419	—%

(1)             EPS for the nine month periods differs from the sum of quarterly EPS amounts due to the required method of computing EPS in the respective periods.

HILTON HOTELS CORPORATION
Comparable Owned Statistics (1)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2005	2006	Change		2005	2006	Change
Worldwide - 57 Hotels

Hilton
Occupancy	79.9%	80.3%	0.4	pts	76.3%	77.3%	1.0	pts
Average Rate	$169.56	$184.82	9.0%		$172.60	$184.89	7.1%
RevPAR	$135.46	$148.43	9.6%		$131.62	$142.98	8.6%

All Other
Occupancy	77.0%	78.6%	1.6	pts	75.4%	76.6%	1.2	pts
Average Rate	$115.08	$127.53	10.8%		$113.71	$121.61	6.9%
RevPAR	$88.58	$100.22	13.1%		$85.74	$93.18	8.7%

Total
Occupancy	79.6%	80.1%	0.5	pts	76.2%	77.3%	1.1	pts
Average Rate	$163.89	$178.74	9.1%		$166.30	$178.11	7.1%
RevPAR	$130.41	$143.22	9.8%		$126.66	$137.61	8.6%

North America - 25 Hotels
Hilton
Occupancy	85.3%	83.6%	(1.7	)pts	80.3%	80.0%	(0.3	)pts
Average Rate	$184.50	$201.03	9.0%		$184.44	$200.29	8.6%
RevPAR	$157.33	$168.07	6.8%		$148.08	$160.21	8.2%

All Other
Occupancy	74.3%	76.5%	2.2	pts	74.4%	76.0%	1.6	pts
Average Rate	$131.06	$145.40	10.9%		$126.39	$135.70	7.4%
RevPAR	$97.39	$111.24	14.2%		$94.01	$103.13	9.7%

Total
Occupancy	83.9%	82.7%	(1.2	)pts	79.5%	79.5%	—	pts
Average Rate	$178.39	$194.34	8.9%		$177.43	$192.28	8.4%
RevPAR	$149.59	$160.69	7.4%		$141.10	$152.81	8.3%

International - 32 Hotels

Hilton
Occupancy	70.2%	74.4%	4.2	pts	68.9%	72.6%	3.7	pts
Average Rate	$136.85	$152.21	11.2%		$147.45	$154.47	4.8%
RevPAR	$96.04	$113.27	17.9%		$101.61	$112.12	10.3%

All Other
Occupancy	87.0%	86.5%	(0.5	)pts	79.3%	79.0%	(0.3	)pts
Average Rate	$63.62	$67.87	6.7%		$68.82	$70.46	2.4%
RevPAR	$55.33	$58.69	6.1%		$54.54	$55.66	2.1%

Total
Occupancy	71.3%	75.2%	3.9	pts	69.6%	73.0%	3.4	pts
Average Rate	$130.94	$145.79	11.3%		$141.47	$148.46	4.9%
RevPAR	$93.35	$109.66	17.5%		$98.46	$108.39	10.1%

(1)             Statistics are presented pro forma as if the acquisition of Hilton International had occurred January 1, 2005.  Includes hotels owned as of September 30, 2006 which were owned by HHC or HI since January 1, 2005.  Excludes the Company’s owned hotels in New Orleans.

HILTON HOTELS CORPORATION

Comparable Leased Statistics (1)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2005	2006	Change		2005	2006	Change
Worldwide - 199 Hotels

Hilton
Occupancy	74.4%	76.4%	2.0	pts	71.5%	74.0%	2.5	pts
Average Rate	$142.55	$158.45	11.2%		$146.67	$153.78	4.8%
RevPAR	$106.06	$120.99	14.1%		$104.81	$113.79	8.6%

Scandic
Occupancy	72.2%	72.7%	0.5	pts	64.4%	65.5%	1.1	pts
Average Rate	$95.93	$103.46	7.8%		$106.09	$107.37	1.2%
RevPAR	$69.24	$75.26	8.7%		$68.36	$70.30	2.8%

All Other
Occupancy	81.2%	84.7%	3.5	pts	76.5%	78.1%	1.6	pts
Average Rate	$120.41	$133.89	11.2%		$116.34	$128.00	10.0%
RevPAR	$97.78	$113.34	15.9%		$89.05	$100.03	12.3%

Total
Occupancy	73.7%	75.1%	1.4	pts	68.5%	70.3%	1.8	pts
Average Rate	$120.85	$133.01	10.1%		$127.97	$132.93	3.9%
RevPAR	$89.04	$99.83	12.1%		$87.65	$93.45	6.6%

(1)             Statistics are presented pro forma as if the acquisition of Hilton International had occurred January 1, 2005. Includes hotels leased as of September 30, 2006 which were leased by HHC or HI since January 1, 2005.

HILTON HOTELS CORPORATION

Comparable Systemwide Statistics (1)

Regional Summary

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2005	2006	Change		2005	2006	Change
North America (US & Canada)
Occupancy	76.0%	76.0%	—	pts	73.3%	74.3%	1.0	pts
Average Rate	$111.59	$120.35	7.9%		$110.76	$119.69	8.1%
RevPAR	$84.76	$91.43	7.9%		$81.13	$88.94	9.6%

United Kingdom & Ireland
Occupancy	76.8%	80.7%	3.9	pts	74.2%	77.8%	3.6	pts
Average Rate	$153.46	$174.21	13.5%		$159.34	$165.74	4.0%
RevPAR	$117.93	$140.59	19.2%		$118.24	$128.88	9.0%

Continental Europe
Occupancy	71.6%	72.5%	0.9	pts	67.6%	69.2%	1.6	pts
Average Rate	$142.94	$159.51	11.6%		$151.31	$159.52	5.4%
RevPAR	$102.29	$115.67	13.1%		$102.33	$110.36	7.8%

Africa
Occupancy	67.1%	73.9%	6.8	pts	66.3%	71.3%	5.0	pts
Average Rate	$119.07	$128.28	7.7%		$119.36	$127.77	7.0%
RevPAR	$79.92	$94.85	18.7%		$79.09	$91.06	15.1%

Middle East
Occupancy	80.2%	75.7%	(4.5	)pts	76.6%	72.8%	(3.8	)pts
Average Rate	$95.26	$108.08	13.5%		$96.76	$106.19	9.7%
RevPAR	$76.43	$81.78	7.0%		$74.16	$77.34	4.3%

Asia Pacific
Occupancy	79.9%	78.1%	(1.8	)pts	77.0%	76.7%	(0.3	)pts
Average Rate	$122.49	$129.58	5.8%		$124.50	$129.05	3.7%
RevPAR	$97.92	$101.25	3.4%		$95.80	$99.02	3.4%

Latin America & Caribbean
Occupancy	67.9%	71.5%	3.6	pts	69.7%	72.3%	2.6	pts
Average Rate	$108.59	$120.03	10.5%		$116.39	$127.21	9.3%
RevPAR	$73.77	$85.79	16.3%		$81.09	$91.99	13.4%

Nordic
Occupancy	72.5%	73.2%	0.7	pts	64.7%	65.9%	1.2	pts
Average Rate	$99.57	$107.46	7.9%		$109.71	$111.10	1.3%
RevPAR	$72.21	$78.69	9.0%		$70.96	$73.17	3.1%

Total
Occupancy	75.6%	75.8%	0.2	pts	72.6%	73.7%	1.1	pts
Average Rate	$113.89	$123.64	8.6%		$114.60	$123.07	7.4%
RevPAR	$86.07	$93.69	8.9%		$83.23	$90.71	9.0%

(1)             Statistics are presented pro forma as if the acquisition of Hilton International had occurred January 1, 2005.  Includes hotels in the system as of September 30, 2006 which were in the system of HHC or HI since January 1, 2005.  Excludes the Company’s owned hotels in New Orleans.  Excludes data for HI franchise hotels.

HILTON HOTELS CORPORATION
Comparable Systemwide Statistics (1)
Brand Summary

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2005	2006	Change		2005	2006	Change

Hilton
Occupancy	75.3%	75.7%	0.4	pts	72.6%	73.7%	1.1	pts
Average Rate	$135.00	$147.50	9.3%		$137.25	$147.14	7.2%
RevPAR	$101.69	$111.70	9.8%		$99.67	$108.48	8.8%

Hilton Garden Inn
Occupancy	74.3%	74.5%	0.2	pts	71.4%	73.1%	1.7	pts
Average Rate	$104.81	$112.32	7.2%		$103.92	$111.52	7.3%
RevPAR	$77.90	$83.65	7.4%		$74.17	$81.47	9.8%

Doubletree
Occupancy	73.6%	74.3%	0.7	pts	72.0%	73.3%	1.3	pts
Average Rate	$111.07	$120.56	8.5%		$110.99	$120.47	8.5%
RevPAR	$81.75	$89.53	9.5%		$79.86	$88.35	10.6%

Embassy Suites
Occupancy	76.7%	77.0%	0.3	pts	75.3%	76.4%	1.1	pts
Average Rate	$130.09	$140.30	7.8%		$129.78	$140.14	8.0%
RevPAR	$99.75	$108.02	8.3%		$97.73	$107.03	9.5%

Homewood Suites by Hilton
Occupancy	78.6%	78.1%	(0.5	)pts	76.5%	77.3%	0.8	pts
Average Rate	$101.35	$108.51	7.1%		$101.22	$108.29	7.0%
RevPAR	$79.69	$84.73	6.3%		$77.43	$83.71	8.1%

Hampton
Occupancy	76.4%	76.3%	(0.1	)pts	73.1%	74.0%	0.9	pts
Average Rate	$89.57	$96.46	7.7%		$87.62	$94.57	7.9%
RevPAR	$68.46	$73.63	7.6%		$64.07	$70.01	9.3%

Scandic
Occupancy	72.3%	73.0%	0.7	pts	64.5%	65.7%	1.2	pts
Average Rate	$95.49	$103.06	7.9%		$105.63	$106.94	1.2%
RevPAR	$69.07	$75.26	9.0%		$68.16	$70.23	3.0%

Conrad
Occupancy	74.4%	71.4%	(3.0	)pts	71.2%	69.5%	(1.7	)pts
Average Rate	$140.88	$166.56	18.2%		$143.74	$162.46	13.0%
RevPAR	$104.85	$118.95	13.4%		$102.41	$112.99	10.3%

Other
Occupancy	83.1%	85.3%	2.2	pts	75.6%	80.1%	4.5	pts
Average Rate	$134.19	$149.50	11.4%		$130.82	$140.87	7.7%
RevPAR	$111.57	$127.57	14.3%		$98.89	$112.88	14.1%

Total
Occupancy	75.6%	75.8%	0.2	pts	72.6%	73.7%	1.1	pts
Average Rate	$113.89	$123.64	8.6%		$114.60	$123.07	7.4%
RevPAR	$86.07	$93.69	8.9%		$83.23	$90.71	9.0%

(1)             Statistics are presented pro forma as if the acquisition of Hilton International had occurred January 1, 2005.  Includes hotels in the system as of September 30, 2006 which were in the system of HHC or HI since January 1, 2005.  Excludes the Company’s owned hotels in New Orleans.  Excludes data for HI franchise hotels.

HILTON HOTELS CORPORATION

Supplementary Statistical Information(1)

	September				Change to
	2005		2006		September 2005		December 2005
	Number of		Number of		Number of		Number of
	Properties	Rooms	Properties	Rooms	Properties	Rooms	Properties	Rooms
Hilton
Owned	79	38,207	49	28,071	(30)	(10,136)	(8)	(4,298)
Leased	80	23,509	80	23,798	—	289	1	338
Joint Venture	16	6,844	14	6,156	(2)	(688)	(2)	(688)
Managed	123	44,834	150	54,925	27	10,091	13	7,216
Franchised	188	52,465	204	59,097	16	6,632	11	4,313
	486	165,859	497	172,047	11	6,188	15	6,881
Hilton Garden Inn
Owned	1	162	1	162	—	—	—	—
Joint Venture	1	128	1	128	—	—	—	—
Managed	7	895	7	886	—	(9)	—	—
Franchised	236	32,429	275	37,878	39	5,449	25	3,531
	245	33,614	284	39,054	39	5,440	25	3,531
Doubletree
Owned	3	1,349	3	1,349	—	—	—	—
Leased	5	1,746	5	1,750	—	4	—	4
Joint Venture	14	4,306	12	3,761	(2)	(545)	(2)	(545)
Managed	31	8,240	26	7,291	(5)	(949)	(4)	(769)
Franchised	102	24,936	127	31,002	25	6,066	19	4,295
	155	40,577	173	45,153	18	4,576	13	2,985
Embassy Suites
Owned	3	663	3	664	—	1	—	1
Joint Venture	25	6,586	24	6,251	(1)	(335)	(1)	(335)
Managed	56	14,767	55	14,630	(1)	(137)	(1)	(202)
Franchised	97	22,118	98	22,246	1	128	-	(102)
	181	44,134	180	43,791	(1)	(343)	(2)	(638)
Homewood Suites by Hilton
Owned	1	140	1	140	—	—	—	—
Managed	41	4,706	41	4,706	—	—	—	—
Franchised	120	13,108	142	15,410	22	2,302	20	2,123
	162	17,954	184	20,256	22	2,302	20	2,123
Hampton
Owned	1	133	1	133	—	—	—	—
Managed	34	4,453	34	4,448	—	(5)	—	(5)
Franchised	1,290	128,640	1,345	132,753	55	4,113	44	3,218
	1,325	133,226	1,380	137,334	55	4,108	44	3,213
Scandic
Owned	1	325	1	325	—	—	—	—
Leased	123	21,951	120	21,377	(3)	(574)	(1)	(28)
Managed	3	429	3	429	—	—	—	—
Franchised	5	508	5	669	—	161	—	(46)
	132	23,213	129	22,800	(3)	(413)	(1)	(74)
Conrad
Joint Venture	3	1,395	3	1,399	—	4	—	4
Managed	11	3,348	13	3,935	2	587	1	275
	14	4,743	16	5,334	2	591	1	279
Other
Owned	2	630	1	324	(1)	(306)	(1)	(306)
Leased	2	666	1	129	(1)	(537)	(1)	(537)
Managed	9	2,118	11	4,277	2	2,159	5	2,966
Franchised	5	2,215	5	2,265	—	50	(1)	(169)
	18	5,629	18	6,995	—	1,366	2	1,954

Timeshare	39	4,250	34	3,740	(5)	(510)	(6)	(532)

Total
Owned	91	41,609	60	31,168	(31)	(10,441)	(9)	(4,603)
Leased	210	47,872	206	47,054	(4)	(818)	(1)	(223)
Joint Venture	59	19,259	54	17,695	(5)	(1,564)	(5)	(1,564)
Managed	315	83,790	340	95,527	25	11,737	14	9,481
Franchised	2,043	276,419	2,201	301,320	158	24,901	118	17,163
Timeshare	39	4,250	34	3,740	(5)	(510)	(6)	(532)
TOTAL PROPERTIES	2,757	473,199	2,895	496,504	138	23,305	111	19,722

(1) Statistics are presented pro forma as if the acquisition of Hilton International had occurred January 1, 2005.

HILTON HOTELS CORPORATION

Supplemental Financial Information (Unaudited)

Reconciliation of Adjusted EBITDA to EBITDA and Net Income

Historical Data

($ in millions)

	Three Months Ended			Nine Months Ended
	September 30			September 30
	2005	2006	% Change	2005	2006	% Change

Adjusted EBITDA	$279	$440	58%	$867	$1,257	45%
Proportionate share of depreciation and amortization of unconsolidated affiliates	(8)	(8)	—	(22)	(23)	5
Impairment loss and related costs	—	—	—	(7)	—	—
Operating interest and dividend income	(1)	(2)	100	(6)	(5)	(17)
Operating income of non-controlled interests	3	3	—	8	8	—
Net (loss) gain on foreign currency transactions	—	(10)	—	—	10	—
Net gain on asset dispositions and other	4	13	—	76	36	(53)
Loss from non-operating affiliates	(4)	(4)	—	(13)	(12)	(8)
Minority and non-controlled interests, net	(1)	(2)	100	(11)	(4)	(64)
EBITDA	272	430	58	892	1,267	42
Depreciation and amortization	(70)	(118)	69	(228)	(321)	41
Interest expense, net	(66)	(141)	114	(201)	(383)	91
Provision for income taxes	(47)	(54)	15	(108)	(198)	83
Net income	$89	$117	31%	$355	$365	3%

Reconciliation of Adjusted EBITDA to EBITDA and Net Income

Future Performance - Full Year 2006 Outlook(1)

($ in millions, except per share amounts)

Estimated
Full Year 2006

Adjusted EBITDA	$1,740
Proportionate share of depreciation and amortization of unconsolidated affiliates	(30)
Operating interest and dividend income	(7)
Operating income of non-controlled interests	11
Net gain on foreign currency transactions	10
Net gain on asset dispositions and other	59
Loss from non-operating affiliates	(16)
Minority and non-controlled interests, net	(6)
EBITDA	1,761
Depreciation and amortization	(435)
Interest expense, net	(517)
Provision for income taxes	(289)
Net income	$520

Diluted EPS	$1.27

Recurring Diluted EPS	$1.15

(1) Includes the impact of Hilton International from the acquisition date of February 23, 2006.

HILTON HOTELS CORPORATION

Supplemental Financial Information (Unaudited)

Pro Forma Revenue and Expenses

($ in millions)

Owned Hotels

	Three Months Ended		% or		Nine Months Ended		% or
	September 30,		basis point		September 30,		basis point
	2005	2006	Change		2005	2006	Change
Revenue
Reported	$489	$649			$1,559	$1,838
Less sold hotels and non-comparable	(101)	(73)			(420)	(223)
Less HI comparable, as reported	—	(165)			—	(404)
Pro Forma Comparable Owned - North America	388	411	6%		1,139	1,211	6%
Plus HI International, net(1)	143	165	15%		453	492	9%
Pro Forma Comparable Owned - Worldwide	$531	$576	8%		$1,592	$1,703	7%
Expenses
Reported	$350	$464			$1,117	$1,321
Less sold hotels and non-comparable	(74)	(53)			(302)	(163)
Less HI comparable, as reported	—	(119)			—	(287)
Pro Forma Comparable Owned - North America	276	292	6%		815	871	7%
Plus HI International, net (1)	107	119	11%		335	354	6%
Pro Forma Comparable Owned - Worldwide	$383	$411	7%		$1,150	$1,225	7%
Margins
Pro Forma Comparable Owned - North America	28.9%	29.0%	10	bps	28.4%	28.1%	(30)	bps
Pro Forma Comparable Owned - International	25.2%	27.9%	270	bps	26.0%	28.0%	200	bps
Pro Forma Comparable Owned - Worldwide	27.9%	28.6%	70	bps	27.8%	28.1%	30	bps

Leased Hotels

	Three Months Ended		% or		Nine Months Ended		% or
	September 30,		basis point		September 30,		basis point
	2005	2006	Change		2005	2006	Change
Revenue
Reported	$28	$679			$87	$1,616
Less sold hotels and non-comparable	—	(33)			(9)	(69)
Less HI comparable, as reported	—	(616)			—	(1,462)
Plus HI, net (1)	560	616	10%		1,699	1,764	4%
Pro Forma Comparable Leased - Worldwide	$588	$646	10%		$1,777	$1,849	4%
Expenses
Reported	$24	$578			$77	$1,380
Less sold hotels and non-comparable	—	(30)			(8)	(62)
Less HI comparable, as reported	—	(524)			—	(1,248)
Plus HI, net (1)	481	524	9%		1,487	1,528	3%
Pro Forma Comparable Leased - Worldwide	$505	$548	9%		$1,556	$1,598	3%
Margins
Pro Forma Comparable Leased - Worldwide	14.1%	15.2%	110	bps	12.4%	13.6%	120	bps

Management and Franchise Fees

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
	2005	2006	Change	2005	2006	Change
Reported	$119	$175		$338	$502
Less HI reported	—	(29)		—	(67)
Plus HI	21	29	38%	66	81	23%
Pro Forma - Worldwide	$140	$175	25%	$404	$516	28%

(1) Pro forma for the entities acquired with Hilton International as if they had been acquired on January 1, 2005.  Excludes non-comparable hotels.

The following supplemental unaudited financial information presents the estimated 2006 full year outlook for owned hotels, leased hotels and depreciation and amortization on a pro forma basis assuming the acquisition of Hilton International had occurred on January 1, 2006 and based on the anticipated mix of owned and leased properties at December 31, 2006.  The pro forma information presented excludes hotels sold through September 30, 2006 as well as the Hilton Metropoles in London and Birmingham, the sale of which is expected to be completed by year end.

HILTON HOTELS CORPORATION

Supplemental Financial Information (Unaudited)

Future Performance - Estimated 2006 Full Year Outlook

Pro Forma Revenue and Expenses(1)

Based on Anticipated Comparable Mix as of December 31, 2006(2)

($ in millions)

Owned Hotels

Revenue
Full Year Outlook	$2,525
Less sold hotels and non-comparable	(357)
Plus HI Pro Forma	70
Pro Forma Comparable Owned - Worldwide	$2,238
Expenses
Full Year Outlook	$1,780
Less sold hotels and non-comparable	(233)
Plus HI Pro Forma	57
Pro Forma Comparable Owned - Worldwide	$1,604
Margins
Pro Forma Comparable Owned - Worldwide	28.3%

Leased Hotels

Revenue
Full Year Outlook	$2,300
Less sold hotels and non-comparable	(63)
Plus HI Pro Forma	308
Pro Forma Comparable Leased - Worldwide	$2,545
Expenses
Full Year Outlook	$1,960
Less sold hotels and non-comparable	(55)
Plus HI Pro Forma	285
Pro Forma Comparable Leased - Worldwide	$2,190
Margins
Pro Forma Comparable Leased - Worldwide	13.9%

Consolidated Depreciation and Amortization Expense

Full Year Outlook	$435
Less sold hotels	(20)
Plus HI Pro Forma	27
Adjusted Full Year Outlook	$442

(1) Pro forma for the entities acquired with Hilton International as if they had been acquired on January 1, 2006.

(2) Excludes hotels sold during 2006, including the Hilton Metropoles in London and Birmingham, which are expected to be sold by year-end 2006; also excludes the Hilton New Orleans Riverside.  Comparable set of hotels includes those that were owned or leased since January 1, 2006, pro forma as if the acquisition of HI had occurred January 1, 2006.

NON-GAAP FINANCIAL MEASURES

Regulation G, "Conditions for Use of Non-GAAP Financial Measures," prescribes the conditions for use of non-GAAP financial information in public disclosures.  We believe that our presentation of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, are important supplemental measures of operating performance to investors.  The following discussion defines these terms and why we believe they are useful measures of our performance.

EBITDA and Adjusted EBITDA

Earnings before interest, taxes, depreciation and amortization (EBITDA) is a commonly used measure of performance in our industry  which we believe, when considered with measures calculated in accordance with United States Generally Accepted Accounting  Principles (GAAP), gives investors a more complete understanding of operating results before the impact of investing and financing  transactions and income taxes and facilitates comparisons between us and our competitors.  Management has historically adjusted  EBITDA when evaluating operating performance because we believe that the inclusion or exclusion of certain recurring and non-recurring items described below is necessary to provide the most accurate measure of our core operating results and as a means to evaluate period-to-period results.  We have chosen to provide this information to investors to enable them to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. We do not reflect such items when calculating EBITDA, however, we adjust for these items and refer to this measure as Adjusted EBITDA.  We have historically reported this measure to our investors and believe that the continued inclusion of Adjusted EBITDA provides consistency in our financial reporting.  We use Adjusted EBITDA in this press release because we believe it is useful to investors in allowing greater transparency related to a significant measure used by management in its financial and operational decision-making.

Adjusted EBITDA is among the more significant factors in management's internal evaluation of total company and individual property performance and in the evaluation of incentive compensation related to property management.  Management also uses Adjusted EBITDA as a measure in determining the value of acquisitions and dispositions.  Adjusted EBITDA is also widely used by management in the annual budget process.  Externally, we believe these measures continue to be used by investors in their assessment of our operating performance and the valuation of our company.  Adjusted EBITDA reflects EBITDA adjusted for the following items:

Gains and Losses on Asset Dispositions and Non-Recurring Items

We exclude from Adjusted EBITDA the effect of gains and losses on asset dispositions and non-recurring items, such as asset write-downs and impairment losses. We believe the inclusion of these items is not consistent with reflecting the on-going performance of our assets. Management believes it is useful to exclude gains and losses on asset dispositions as these amounts are not reflective of our operating performance or the performance of our assets and the amount of such items can vary dramatically from period to period.  The timing and selection of an asset for disposition is subject to a number of variables that are generally unrelated to our on-going operations.

Proportionate Share of Depreciation and Amortization of Unconsolidated Affiliates

Our consolidated results include the equity earnings from our unconsolidated affiliates after the deduction of our proportionate share of depreciation and amortization expense from unconsolidated affiliates.  We exclude our proportionate share of depreciation and amortization expense from unconsolidated affiliates from Adjusted EBITDA to provide a more accurate measure of our proportionate share of core operating results before investing activities and to provide consistency with the performance measure we use for our consolidated properties.

Operating Interest and Dividend Income

Interest and dividend income from investments related to operating activities is included in our calculation of Adjusted EBITDA.  We consider this income, primarily interest on notes receivable issued to properties we manage or franchise and dividend income from investments related to the development of our core businesses, to be a part of our core operating results.

Non-Controlled Interest

We exclude from Adjusted EBITDA the operating income, net interest expense, tax provision and non-controlled interest reported on our income statement to the extent we have no ownership interest.  These exclusions are shown in their respective lines on the Reconciliation of Adjusted EBITDA to EBITDA and Net Income.

Minority Interest, Net

We exclude the minority interest in the income or loss of our consolidated joint ventures because these amounts effectively include our minority partners' proportionate share of depreciation, amortization, interest and taxes, which are excluded from EBITDA.

Limitations on the Use of Non-GAAP Measures

The use of EBITDA and Adjusted EBITDA has certain limitations.   Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited.  Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA.  Each of these items should also be considered in the overall evaluation of our results.  Additionally, EBITDA and Adjusted EBITDA do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity.  We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

EBITDA and Adjusted EBITDA are used in addition to and in conjunction with results presented in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered as an alternative to net income, operating income, or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures.  EBITDA and Adjusted EBITDA reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.